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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF ADMINISTAFF, INC.


- Administaff of Texas, Inc., a Delaware corporation and wholly owned subsidiary of Administaff, Inc.

- Administaff Companies, Inc., a Delaware corporation and wholly owned subsidiary of Administaff of Texas, Inc.

- Administaff Partnerships Holding, Inc., a Delaware corporation and wholly owned by Administaff of Texas, Inc.

- Administaff Services, L.P., a Delaware limited partnership, with Administaff of Texas, Inc. being a 1% general partner and Administaff Partnership Holding, Inc. being a 99% limited partner.